                                                                     EXHIBIT 2.2


                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "Agreement") is entered into as of March 23, 2005 between Savient Pharmaceuticals, Inc., a Delaware corporation (the "Seller") and Ferring International Centre SA, a Swiss corporation (the "Asset Buyer").

                                  INTRODUCTION

         Bio-Technology General (Israel) Ltd. is a company organized under the laws of the State of Israel and a wholly owned subsidiary of the Seller ("BTG").

         The Seller is the owner, licensee or holder, as applicable, of certain inventory, accounts receivable and contract rights relating to the Business and certain intangible assets licensed by the Seller to BTG for use in the Business, which licenses will be terminated as of the Closing. The Asset Buyer desires to purchase from the Seller, and the Seller desires to sell to the Asset Buyer, such contractual rights, intangible assets and related inventory and accounts receivable of the Seller, subject to the assumption of certain liabilities and upon the terms and subject to the conditions set forth herein.

         In addition, as a condition and inducement to the parties' willingness to enter into this Agreement, the Seller and Ferring B.V., a Dutch corporation and an Affiliate (as defined in Section 4.1(a) of the Share Purchase Agreement) of the Asset Buyer (the "Buyer"), are entering into a Share Purchase Agreement of even date herewith (the "Share Purchase Agreement"), providing for the purchase by the Buyer of all of the issued and outstanding share capital of BTG. All capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Share Purchase Agreement

         The Asset Buyer and the Seller therefore agree as follows:

                                   ARTICLE I
                    ASSET PURCHASE; ASSUMPTION OF LIABILITIES

         Section 1.1 Purchase and Sale of Assets.

         (a) Transfer of Assets. On the terms and subject to the conditions of this Agreement, effective as of and contingent upon the Closing (as defined in Section 1.4(a)), the Seller shall and hereby does sell, convey, assign, transfer and deliver to the Asset Buyer, and the Asset Buyer shall purchase and acquire from the Seller, all of the Seller's right, title and interest in and to the following specifically identified assets and rights of the Seller (collectively, the "Acquired Assets"), free and clear of Liens (as defined in Section 2.2(c) of the Share Purchase Agreement):

         (i) all rights of the Seller to perform research with respect to, develop (including clinical development), manufacture, sell, distribute, promote, and use the drug products and drug product candidates listed on
Schedule 1.1(a)(i) (the "Transferred Products") worldwide;

         (ii) the patents, patent registrations and patent applications listed on Schedule 1.1(a)(ii)(A), including any division, continuation or continuation-in-part thereof, or equivalent thereof, issuing thereon, or reissue or extensions thereof, and all foreign counterparts thereof, and including any and all rights of enforcement with respect thereto, and including any and all rights worldwide to sue for past infringement thereunder and the recovery of damages or royalties related thereto (the "Transferred Patent Rights");

         (iii) the trademarks, trade names, registered trademarks, registered trade names, and registration applications listed on Schedule 1.1(a)(iii), including, inter alia, any word, symbol, icon, logo or other indicia of origin adopted or used exclusively in the Business, anywhere in the world, as a trademark, service mark or trade name, including any and all registrations, applications for registration for such or rights to register or to use the same worldwide, and any and all rights of enforcement with respect thereto including any and all rights worldwide to sue for the infringement, past infringement or unauthorized use thereof and the recovery of damages or royalties related thereto (the "Transferred Trademark Rights");

         (iv) the domain names listed on Schedule 1.1(a)(iv) (the "Transferred Domain Names");

         (v) except as provided in Section 1.5, the Seller's rights under the contracts and agreements listed on Schedule 1.1(a)(v) and all assignable rights of enforcement with respect thereto (the "Transferred Contracts");

         (vi) all inventories of Transferred Products, including work-in-process and raw materials;

         (vii) all accounts receivable of the Seller arising out of sales of Transferred Products (the "Accounts Receivable");

         (viii) intangible property rights (other than the Transferred Patent Rights, Transferred Trademark Rights and Transferred Domain Names), whether or not patentable, including inventions, discoveries, trade secrets, technical information, chemical data, quality control standards and methods, documentation, know-how and other confidential business information, in each case to the extent relating primarily to the Transferred Products; and

         (ix) all available laboratory and all clinical data, including raw data and reports, including any rights of access that the Seller has to such laboratory and clinical data, in each case relating solely to the Transferred Products.

Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include (i) any cash or other property paid to the Seller, whether before, on or after the Closing Date, pursuant to the Settlement Agreement and Release dated as of January 20, 2005 among the Seller, Teva Pharmaceuticals USA, Inc., a Delaware corporation, and Novo Nordisk Pharmaceuticals, Inc., a Delaware corporation, or (ii) any assets of the Seller other than those specifically identified in Section 1.1(a).

         Section 1.2 Assumption of Liabilities.

         (a) Assumed Liabilities. On the terms and subject to the conditions of this Agreement, effective as of and contingent upon the Closing, the Asset Buyer shall and hereby does assume and agree to pay, perform and discharge when due all liabilities and obligations of the Seller, of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case arising out of or relating to the Acquired Assets or the operation or conduct of the Business (as defined in Section 2.1(b) of the Share Purchase Agreement) before, on or after the Closing Date (as defined in Section 1.3(a) of the Share Purchase Agreement), including under the Transferred Contracts but excluding the Excluded Liabilities (as defined in Section 1.2(b)) (collectively, the "Assumed Liabilities").

         (b) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include the following (collectively, the "Excluded Liabilities"):

         (i) all liabilities and obligations of the Seller under the Seller's equity compensation plans;

         (ii) all liabilities for any Taxes (as defined in Section 2.10(d) of the Share Purchase Agreement) for which the Seller is liable pursuant to Article VII of the Share Purchase Agreement;

         (iii) all liabilities and obligations due to any of the Seller's Subsidiaries (as defined in Section 9.6(c) of the Share Purchase Agreement);

         (iv) all liabilities and obligations with respect to Puricase (as defined in Section 4.5(b) of the Share Purchase Agreement); and

         (v) all liabilities and obligations to indemnify the Seller's directors and officers or employees for any acts or omissions occurring prior to the Closing.

         Section 1.3 Purchase Price and Related Matters.

         (a) Purchase Price. In consideration for the sale and transfer of the Acquired Assets, the Asset Buyer shall assume the Assumed Liabilities at the Closing as provided in Section 1.2(a), and shall pay to the Seller the Asset Purchase Price as described below in Section 1.3(b). As used in this Agreement, the "Asset Purchase Price" means $29,900,000.00.

         (b) At the Closing, the Asset Buyer shall pay to the Seller in cash, by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller (such designation to be made at least five Business Days (as defined in Section 1.2 of the Share Purchase Agreement) prior to the Closing date), the amount of the Asset Purchase Price minus $25,000,000. The $25,000,000 balance of the Asset Purchase Price shall be paid by the Asset Buyer's delivery of the Notes (as defined in Section 1.4(c)(ii)) pursuant to Sections 1.4(c)(i) and (ii).

         (c) Allocation of Purchase Price. The amount of the Asset Purchase Price and the Assumed Liabilities (to the extent characterized as liabilities for U.S. federal income Tax purposes) shall be allocated among the Acquired Assets in accordance with Schedule 1.3(c). Subject to Section 6.6 of the Share Purchase Agreement, the Seller and the Asset Buyer agree to report, and each to cause its Affiliates to report, the allocation as provided in the applicable sections of the Internal Revenue Code of 1986 and applicable foreign Tax laws and in accordance with such allocation and agree to prepare and file all income Tax Returns (as defined in Section 2.10(d) of the Share Purchase Agreement) in a manner consistent with such allocation.

         (d) Tax Withholding. The Asset Purchase Price is stated above in its gross amount, and is subject to any Tax withholding required to be made by the Asset Buyer, under any applicable law in any jurisdiction.

         Section 1.4 The Closing.

         (a) Time and Location. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, Alder Castle, 10 Noble Street, London, United Kingdom, commencing at 10:00 a.m., London time on the Closing Date (as defined in Section 1.3(a) of the Share Purchase Agreement). The Closing under this Agreement shall occur simultaneously with the occurrence of the "Closing" under the Share Purchase Agreement.

         (b) Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Asset Buyer such duly executed deeds, bills of sale, instruments of assumption, assignments and other instruments of conveyance as the Asset Buyer may reasonably request to effectively consummate the transactions to be consummated at the Closing pursuant to this Agreement and the Share Purchase Agreement (it being understood that the Seller shall not be required to make any representations, warranties or covenants, expressed or implied, in any such deeds, bills of sale, assignments and other instruments).

         (c) Deliveries by the Asset Buyer. At the Closing, the Asset Buyer shall pay the Asset Purchase Price in accordance with Section 1.3(a), and shall deliver or cause to be delivered to the Seller:

         (i) the First Anniversary Promissory Note, duly executed by the Asset Buyer in the form attached hereto as Exhibit A;

         (ii) the Second Anniversary Promissory Note, duly executed by the Asset Buyer in the form attached hereto as Exhibit B (together with the promissory note referred to in Section 1.4(c)(i), the "Notes"); and

         (iii) such duly executed deeds, bills of sale, instruments of assumption, assignments and other instruments of conveyance as the Seller may reasonably request to effectively consummate the transactions to be consummated at the Closing pursuant to this Agreement and the Share Purchase Agreement (it being understood that the Asset Buyer shall not be required to make any representations, warranties or covenants, expressed or implied, in any such instruments of assumption, assignments and other instruments).

         Section 1.5 Consents to Assignment. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any asset, contract, agreement, claim, right or benefit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Entity), would constitute a breach, default or violation of the rights of such third party, would be ineffective with respect to any party to a contract or agreement concerning such asset, contract, agreement, claim, right or benefit, or would in any way adversely affect the rights of the Seller or, upon transfer, the Asset Buyer under such asset, contract, agreement, claim, right or benefit. If such consent (a "Deferred Consent") is not obtained, then (a) the asset, contract, agreement, claim, right or benefit to which such Deferred Consent relates (a "Deferred Item") shall be withheld from sale pursuant to this Agreement without any reduction in the Asset Purchase Price, (b) from and after the Closing, the Seller and the Asset Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing (and the Asset Buyer shall cooperate in all reasonable respects in connection therewith), provided that neither party hereto shall be required to make any payments or agree to any material undertakings in connection therewith without such party's prior written consent, and (c) until such Deferred Consent is obtained, the Seller and the Asset Buyer shall cooperate, in all reasonable respects, with the aggregate commercially reasonable out-of-pocket expenses of the Asset Buyer and the Seller incurred in obtaining such Deferred Consent being shared equally by the Asset Buyer and the Seller, in any lawful and commercially reasonable arrangement reasonably proposed by the Asset Buyer under which (i) the Asset Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other liabilities or obligations imposed on the Seller or any of its Affiliates under the Deferred Item and (ii) the Asset Buyer would assume any related economic burden (including the amount of any related Tax costs and any other liabilities or obligations imposed on the Seller or any of its Affiliates) with respect to the Deferred Item.

         Section 1.6 Further Assurances. At any time and from time to time after the Closing Date, as and when reasonably requested by any party hereto and at such party's expense, the other party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

         Section 1.7 Payment of Assumed Liabilities. In the event that the Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Assumed Liabilities, the Asset Buyer shall reimburse the Seller or such Affiliate for the amount so paid or discharged within three Business Days after being presented with written evidence of such payment or discharge.

         Section 1.8 Receipt of Accounts Receivable. In the event that the Seller inadvertently receives, after the Closing, any payment on the account of the Accounts Receivable, the Seller shall promptly pay to the Asset Buyer all such amounts received.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Asset Buyer that, except as set forth in the Disclosure Schedule provided by the Seller to an Affiliate of the Asset Buyer pursuant to the Share Purchase Agreement:

         Section 2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all necessary corporate power and authority to own, be licensed or otherwise hold the Acquired Assets owned, licensed to or otherwise held by it.

         Section 2.2 Authority. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Seller of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been validly executed and delivered by the Seller and, assuming due execution and delivery by the Asset Buyer, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

         Section 2.3 Title to Assets. The Seller has good title to, or a valid license or right to use, all of the Acquired Assets, free and clear of any Liens.

         Section 2.4 Noncontravention. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

         (a) conflict with or violate any provision of the BTG Organizational Documents or the certificate of incorporation or bylaws of the Seller;

         (b) assuming compliance with the matters referred to in Section 2.5 of the Share Purchase Agreement, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to have a Business Material Adverse Effect (as defined in Section 2.1(b) of the Share Purchase Agreement);

         (c) assuming compliance with the matters referred to in Section 2.5 of the Share Purchase Agreement and except as would not reasonably be expected to have a Business Material Adverse Effect, result in a breach of or constitute a default under (with or without due notice or lapse of time or both), or require any notice or consent under, any Transferred Contract or any contract or agreement to which BTG or the Seller is a party or any Permit (as defined in Section 2.22 of the Share Purchase Agreement); or

         (d) assuming compliance with the matters referred to in Section 2.5 of the Share Purchase Agreement, result in the creation or imposition of any Lien on any of the Acquired Assets or any of the assets or properties of BTG.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE ASSET BUYER

         The Asset Buyer represents and warrants to the Seller that:

         Section 3.1 Organization; Qualification and Corporate Power. The Asset Buyer is a corporation duly organized, validly existing under the laws of Switzerland. The Asset Buyer has all necessary corporate power and authority to carry on its business as currently conducted by it.

         Section 3.2 Authority. The Asset Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Asset Buyer of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Asset Buyer. This Agreement has been validly executed and delivered by the Asset Buyer and, assuming due execution and delivery by the Seller, constitutes a valid and binding obligation of the Asset Buyer, enforceable against the Asset Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

         Section 3.3 Representations in Share Purchase Agreement. The Asset Buyer agrees that the only representations and warranties of the Seller herein and in the Share Purchase Agreement as to any Environmental Matters (as defined in the Share Purchase Agreement), Matters of Environmental Concern (as defined in the Share Purchase Agreement), Releases (as defined in the Share Purchase Agreement), Environmental Laws (as defined in the Share Purchase Agreement) and Off-Site Liabilities (as defined in the Share Purchase Agreement) are those contained in Section 2.20 of the Share Purchase Agreement. The Asset Buyer agrees that the only representations and warranties of the Seller herein and in the Share Purchase Agreement as to any Regulatory Authorizations (as defined in the Share Purchase Agreement), compliance with laws and regulations of the manufacture, labeling, storage, testing, marketing and distribution of the Products and the receipt of warning letters, notices of adverse findings, audit reports and similar correspondence are those contained in Section 2.23 of the Share Purchase Agreement.

         Section 3.4 Due Diligence by the Asset Buyer. The Asset Buyer is an informed and sophisticated purchaser, and has engaged expert advisors experienced in the evaluation and purchase of property and assets such as the Acquired Assets and the Business, as contemplated hereunder and under the Share Purchase Agreement. The Asset Buyer has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities and properties of the Business, and has been provided with and has evaluated such documents and information as it has deemed necessary. In making its determination to proceed with the transactions contemplated by this Agreement, the Asset Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Seller set forth in Article II of this Agreement. It is understood that, subject to the terms of this Agreement and the Share Purchase Agreement, the Asset Buyer takes the Acquired Assets and, together with the Buyer, the Business, in each case on an "as is" basis, and that the Asset Buyer agrees to accept the Acquired Assets and, together with the Buyer, the Business, in each case in the condition they are in on the Closing Date without reliance upon any express or implied representation or warranties, except as expressly set forth in Article II of this Agreement. Such representations and warranties by the Seller in Article II of this Agreement constitute the sole and exclusive representations and warranties of the Seller to the Asset Buyer in connection with the transactions contemplated hereby, and the Asset Buyer acknowledges and agrees that the Seller is not making, and the Asset Buyer is not relying upon, any representation or warranty whatsoever, express or implied, including any implied warranty as to condition, merchantability, or suitability as to the Acquired Assets or any other assets of BTG or the Business, beyond those expressly given in Article II of this Agreement. The Asset Buyer further acknowledges and agrees that any cost estimates, budgets, projections or other predictions that may have been provided to the Asset Buyer or any of its employees, agents or representatives are not representations or warranties of the Seller. The Asset Buyer has no knowledge that any representation or warranty of the Seller in Article II of this Agreement or in Article II of the Share Purchase Agreement is not true and correct, and the Buyer has no knowledge of any errors in, or omissions from, the Disclosure Schedule or the other Schedules to this Agreement or the Share Purchase Agreement (it being understood that the parties agree that the Buyer does not have any knowledge that the terms of any Business Contract are not in compliance with any applicable laws).

                                   ARTICLE IV
                                    COVENANTS

         Section 4.1 Closing Efforts.

         (a) On the terms and subject to the conditions of this Agreement and the Share Purchase Agreement, each of the Asset Buyer and the Seller shall use commercially reasonable efforts to cause the Closing to occur hereunder and under the Share Purchase Agreement, including by using commercially reasonable efforts to take or cause to be taken all actions and using such efforts to do or cause to be done all things reasonably necessary or advisable to perform its obligations hereunder, satisfy the conditions to Closing set forth in the Share Purchase Agreement, consummate the transactions contemplated hereby and by the Share Purchase Agreement and comply with all legal requirements that may be imposed on it or any of its Affiliates in connection with the consummation of the transactions contemplated hereby and thereby. Each of the Asset Buyer and the Seller shall promptly notify the other of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and the Share Purchase Agreement.

         (b) To the extent necessary or advisable, the Asset Buyer shall join in and assist with each filing, notification, report and submission of information required of the Buyer or the Seller pursuant to Section 4.1 of the Share Purchase Agreement. The Asset Buyer shall furnish to the Buyer and the Seller such necessary information and reasonable assistance as the Buyer or the Seller may request in connection with the preparation of any such filing, notification, report or submission. The Asset Buyer shall keep the Buyer and the Seller apprised of the status of any communications with, and any inquiries or requests for additional information from, any applicable Governmental Entity and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made pursuant to such applicable law. The Asset Buyer shall use commercially reasonable efforts to obtain any consent, approval, authorization or clearance required under applicable law for the consummation of the transactions contemplated by this Agreement and the Asset Purchase Agreement. Without limiting the generality of the foregoing, the Asset Buyer shall deliver to the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS") an undertaking in substantially the form attached hereto as Exhibit C, and any other undertakings requested by the OCS with respect to the observance by the Asset Buyer, as future owner of those of the Transferred Products and Transferred Patent Rights that were developed with OCS support, of the requirements of The Encouragement of Research and Development in Industry Law 1984 of the State of Israel, including in respect of the transfer outside of the State of Israel of know-how or production rights of technology developed with funding from the OCS.

                                   ARTICLE V
                                   TERMINATION

         Section 5.1 Termination of Agreement. This Agreement automatically terminates upon termination of the Share Purchase Agreement, and may not otherwise be terminated by either party under any circumstances. Any termination of this Agreement pursuant to this Section 5.1 shall be effective simultaneously with termination of the Share Purchase Agreement, and thereupon this Agreement and the transactions contemplated hereby shall be terminated, without further action by any party.

         Section 5.2 Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, all obligations of the parties hereunder shall terminate without any liability of either party to the other party (provided that, for the avoidance of doubt, the Confidentiality Agreement shall survive any such termination for the term set forth therein). Notwithstanding the foregoing, termination of this Agreement shall not relieve any party for liability for any breach by such party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other party.

                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.1 Survival. The survival of the representations, warranties, covenants and other agreements of the parties contained in this Agreement are governed by Section 6.4 of the Share Purchase Agreement. No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof.

         Section 6.2 Exclusive Remedy. Except for claims for (i) equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or in the Share Purchase Agreement, and (ii) fraud, the rights of the Indemnified Parties (as defined in Section 6.3(a)(i) of the Share Purchase Agreement) under Article VI of the Share Purchase Agreement shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims relating to breaches of any representation, warranty, covenant or agreement contained in this Agreement, the Share Purchase Agreement, the Buyer Certificate (as defined in Section 5.2(c) of the Share Purchase Agreement) or the Seller Certificate (as defined in Section 5.1(c) of the Share Purchase Agreement), or otherwise relating to the transactions that are the subject of this Agreement and the Share Purchase Agreement.

         Section 6.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Asset Buyer, the Seller and their respective successors and permitted assigns and, to the extent expressly specified herein, their respective Affiliates.

         Section 6.4 Action to be Taken by Affiliates. Each of the Asset Buyer and the Seller shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

         Section 6.5 Entire Agreement. This Agreement, the Share Purchase Agreement, the Residual Rights Agreement (as defined in Section 4.5 of the Share Purchase Agreement) and the Confidentiality Agreement (as defined in Section
10.1 of the Share Purchase Agreement) constitute the entire agreement between the Asset Buyer and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, with respect to the subject matter hereof and thereof, and supersede any prior agreements or understandings between the Asset Buyer and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, with respect to such matters.

         Section 6.6 Succession and Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, except that either party may assign its rights hereunder to any entity that acquires all or substantially all of such party's business or assets (provided that no such assignment shall relieve the assigning party of its obligations hereunder, and the assigning party shall remain primarily liable for such obligations). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         Section 6.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent by overnight delivery via a reputable national courier service, in each case to the intended recipient as set forth below:

If to the Asset Buyer:

Ferring International Centre SA
Avenue de Rhodanie 60
CH 1007 Lausanne
Switzerland
Attention: General Counsel

Telecopy:  +41 21 614 27 73

If to the Seller:                      Copies to:

Savient Pharmaceuticals, Inc.          Wilmer Cutler Pickering Hale and Dorr LLP
One Tower Center                       60 State Street
Fourteenth Floor                       Boston, Massachusetts  02109
East Brunswick, New Jersey  08816      Attention:  David E. Redlick, Esq.
Attention: Philip K. Yachmetz, Esq.

Telecopy: (732) 418-9065               Telecopy:  (617) 526-5000

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         Section 6.8 Amendments and Waivers. The Asset Buyer and the Seller may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties.

         Section 6.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of an arbitrator or a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         Section 6.10 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Share Purchase Agreement the transactions contemplated hereby and thereby.

         Section 6.11 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to any choice or conflict of law provision or rule that would cause the application of any other laws.

         Section 6.12 Bulk Transfer Laws. The Asset Buyer hereby waives compliance by the Seller with the provisions of any "bulk transfer laws" of any jurisdiction in connection with the transactions contemplated by this Agreement.

         Section 6.13 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(i) "either" and "or" are not exclusive and "include", "includes" and "including" are not limiting; (ii) "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(iii) "date hereof" refers to the date set forth in the initial caption of this Agreement; (iv) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (v) descriptive headings and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement;
(vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (viii) references to a person or entity are also to its permitted successors and assigns; (ix) references to an "Article", "Section", "Exhibit" or "Schedule" refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (x) references to "$" or otherwise to dollar amounts refer to the lawful currency of the United States; (xi) references to "NIS" refer to New Israeli Shekels; (xii) references to a law include any rules, regulations and delegated legislation issued thereunder; and (xiii) the defined term "Business" shall have the identical meaning in this Agreement and in the Asset Purchase Agreement, notwithstanding that different portions of the Business are sold pursuant to this Agreement and the Asset Purchase Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Asset Buyer and the Seller to express their mutual intent, and no rule of strict construction shall be applied against the Asset Buyer or the Seller.

         Section 6.14 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by exchange of signatures by facsimile.

         Section 6.15 Dispute Resolution.

         (a) Any disputes, claims or controversies between the Seller and the Asset Buyer in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination (any such dispute, claim or controversy, a "Dispute"), shall be finally resolved by binding arbitration.

         (b) Any arbitration hereunder shall be conducted under the Rules of Arbitration of the London Court of International Arbitration. The arbitration shall be conducted in the English language before three arbitrators chosen according to the following procedure: within 20 days after commencement of the arbitration, each of the Buyer (for the avoidance of doubt, not the Asset Buyer) and the Seller shall appoint one arbitrator, and within 20 days after the appointment of both such arbitrators, the two arbitrators so chosen shall choose the third arbitrator. If the two arbitrators chosen by the Buyer and the Seller cannot agree on the choice of the third arbitrator within a period of 20 days after their appointment, then the third arbitrator shall be appointed by the London Court of International Arbitration.

         (c) Each of the arbitrators shall be a lawyer or former judge. The chairman of the three arbitrators shall have experience arbitrating disputes in the pharmaceutical industry.

         (d) Any arbitration that would otherwise be conducted pursuant to this
Section 6.15 that relates to the subject matter of any arbitration conducted pursuant to Section 10.15 of the Share Purchase Agreement shall be combined into a single arbitration before the same panel of three arbitrators, conducted in accordance with Section 10.15 of the Share Purchase Agreement.

         (e) Each of the Asset Buyer and the Seller hereby irrevocably waives all rights to trial by jury in any Dispute.

         (f) Each of the Asset Buyer and the Seller hereby irrevocably waives all rights to any damages that are consequential, in the nature of lost profits, diminutions in value, special or punitive or otherwise not actual damages, except as expressly provided by the parenthetical proviso in Section 6.5(b) of the Share Purchase Agreement.

         (g) The place of the arbitration shall be London, England.



                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the Asset Buyer and the Seller have executed this Agreement as of the date first above written.

                                 SAVIENT PHARMACEUTICALS, INC.

                                 By: /s/ Philip K. Yachmetz
                                     -------------------------------------------
                                      Name: Philip K. Yachmetz
                                      Title:   Senior Vice President - Corporate
                                                 Strategy & General Counsel





                                 FERRING INTERNATIONAL CENTRE SA


                                 By: /s/  [illegible]
                                     -------------------------------------------
                                      Name: [illegible]
                                      Title:   [illegible]






                                  FERRING INTERNATIONAL CENTRE SA


                                 By: /s/ N.  Pettigrew
                                     -------------------------------------------
                                      Name: N. Pettigrew
                                      Title:   Director



[The following schedules and exhibits to this Asset Purchase Agreement have been omitted and will be provided to the Commission upon request to the Registrant:

         Exhibit A                          First Anniversary Promissory Note
         Exhibit B                          Second Anniversary Promissory Note
         Exhibit C                          Form of Undertaking

         Schedule 1.1(a)(i)                 Transferred Products
         Schedule 1.1(a)(ii)(A)             Transferred Patent Rights
         Schedule 1.1(a)(iii)               Transferred Trademarks
         Schedule 1.1(a)(iv)                Transferred Domain Names
         Schedule 1.1(a)(v)                 Transferred Contracts
         Schedule 1.3(c)                    Allocation of Asset Purchase Price]